Exhibit 10.4

AMENDED AND RESTATED CREDIT AGREEMENT

This Amended and Restated Credit Agreement dated as of the 15th day of April, 2004, by and between NEXT, INC., a Delaware corporation (hereinafter referred to as “Borrower”), and NATIONAL CITY BANK OF INDIANA, a national banking association whose principal banking office is located at 101 West Washington Street, Indianapolis, Indiana 46255 (hereinafter referred to as “Bank”).

W I T N E S S E T H:

WHEREAS, Borrower desires to obtain certain financial accommodations from Bank; and

WHEREAS, Bank is willing to provide such financial accommodations to Borrower on the terms and subject to the conditions in this Agreement.

NOW, THEREFORE, in consideration of the premises, the mutual covenants hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

SECTION 1. Definitions. When used herein, the capitalized terms defined in the recitals above shall have the meanings therein stated and the following capitalized terms shall have the meanings ascribed to them below. Other terms used but not otherwise defined herein shall have the meaning ascribed to such terms by the Uniform Commercial Code in effect in Indiana from time to time and GAAP, as the context may require, unless the context expressly provides otherwise.

1.1. “Account Debtor” means the party who is obligated on or under any Receivable or Contract Right.

1.2. “Agreement” means this Credit Agreement between Borrower and Bank including all exhibits hereto and the executed originals thereof, as the same may be amended from time to time.

1.3. “Application for Advance” means that document required by Section 2.1.1 hereof in the form and substance of Exhibit 1.3 hereof.

1.4. “Banking Day” means a day which is not (a) Saturday, Sunday or legal holiday on which banking institutions in the State of Indiana or the city in which the office of Bank is located is authorized to remain closed, or (b) a day on which the New York Stock Exchange is closed. For Bank, a “Banking Day” ends at 2:00 P.M. Eastern Standard Time, and all business transacted after such time on any particular day shall be deemed to have been transacted as of the next Banking Day.

1.5. “Bankruptcy Code” means the Federal Bankruptcy Code of 1978, as amended.

1.6. “Basis Point” means one one-hundredth of one percent (0.01%).

1.7. “Board” means the Board of Governors of the Federal Reserve System.

1.8. “Borrowing Base” means an amount equal to the sum of (i) eighty-five percent (85%) of Eligible Receivables, plus the lesser of (ii) eighty-five percent (85%) of accrued royalties of Borrower, and (iii) (a) $125,000 through May 31, 2004, (b) $70,000 from June 1, 2004 through June 30, 2004, (c) $50,000 from July 1, 2004 through July 31, 2004, (d) $40,000 from August 1, 2004 through August 31, 2004, (e) $20,000 from September 1, 2004 through September 30, 2004, and (f) $0 from October 1, 2004 and thereafter, plus (iv) sixty percent (60%) of Eligible Inventory (“Inventory Availability”), provided that the maximum amount of the Inventory Availability consisting of raw materials shall be limited to the lesser of (a) eighty-five percent (85%) of the loan value of Eligible Receivables, and (b) $3,000,000.00, increasing to $3,500,000.00 from August 1 through and including November 30 of each calendar year, and provided further that the maximum amount of the Inventory Availability consisting of finished goods shall be limited to $800,000.00, plus (v) at the sole election of Charles L. Thompson and with written notice from Charles L. Thompson to Bank of the same, sixty percent (60%) of the value of the marketable securities pledged to Bank by Charles L. Thompson (the “Pledged Securities”) pursuant to a Pledge Agreement in the form attached hereto as Exhibit 1.8, provided that the maximum amount of the increased availability under the Borrowing Base as a result of any Pledged Securities shall be limited to $500,000.00, less (vi) an amount equal to the face amount of any outstanding Letters of Credit multiplied times the inverse percentage of the Inventory Availability, all as disclosed on the most recent Borrowing Base Certificate furnished to Bank pursuant to the requirements of this Agreement.

1.9. “Borrowing Base Certificate” means the certificate required by Section 7.2.5 hereof, in the form and substance of Exhibit 1.9 hereto.

1.10. “Closing Date” means the date upon which the conditions set forth in Section 6 hereof are satisfied and the financial accommodations referenced in this Agreement are consummated.

1.11. “Code” means the Internal Revenue Code of 1986, as amended.

1.12. “Collateral” means all of Borrower’s interest in real property and personal property of every kind and nature, as more particularly described in the Real Estate Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing executed by Borrower for the benefit of Bank and as more particularly described in each Security Agreement executed by Borrower for the benefit of Bank, including all Real Estate, Receivables, Contract Rights, Inventory, Investment Property, Machinery and Equipment, Proprietary Rights, General Intangibles, chattel paper, documents and instruments and shall also include, without limitation, (i) all attachments, accessions and equipment now owned or hereafter affixed to any of the Collateral or used in connection therewith, substitutions and replacements thereof, (ii) all items of Collateral now owned or existing and hereafter acquired, created or arising, and all products and proceeds thereof (including without limitation claims of Borrower against third parties for loss or damage to or destruction of any Collateral and all insurance proceeds) and any substitution or replacement thereto, (iii) all monies, securities, drafts, notes, items and other property of Borrower, and the proceeds thereof, now or hereafter held or received by or in transit to Bank from or for Borrower, whether for safekeeping, custody, pledge, transmission, collection, or otherwise, (iv) any and all deposits (general or special), balances, sums, proceeds and credits of Borrower with, any and all claims of Borrower against, Bank, at any time existing, and (v) all labels and other devises, names or marks affixed to or to be affixed to any of the Inventory for purposes of selling or of identifying the same or the seller or manufacturer thereof and all right, title and interest of Borrower therein and thereto. The Collateral shall also include any property described in any separate schedules at any time or horn time to time furnished by Borrower to Bank (all of which shall be and hereby are deemed part of this Agreement) and shall also include without limitation all other Collateral now or hereafter pledged, assigned, hypothecated or transferred to Bank.

1.13. “Compliance Certificate” means the certificate required by Section 7.2.6 hereof, in the form and substance of Exhibit 1.13 attached.

1.14. “Contract Rights” means any right of Borrower to payment under a contract for the sale or lease of goods or the rendering of services, which right is at the time not yet earned by performance.

1.15. “EBITDA” means Borrower’s earnings before interest, taxes, depreciation and amortization expense.

1.16. “Eligible Inventory” means (i) Inventory in which Bank has a perfected first priority security interest, (ii) Inventory which consists of raw materials and finished goods, and (iii) Inventory which is not obsolete, is saleable in the ordinary course of business, and is merchantable; but Eligible Inventory will not include the following: (a) rental equipment; (b) contingent sales; (c) obsolete or slow moving Inventory; (d) packing materials and/or packaging; (e) consigned Inventory, unless a bailee agreement is obtained from the bailee which is satisfactory in form and substance to Bank; (f) work-in-process Inventory; (g) all production supplies whether opened or unopened; (h) Inventory in transit; and (i) any Inventory which does not meet Bank’s standards in Bank’s sole credit judgment exercised in good faith; provided, however, with respect to Inventory which consists of finished goods, up to $800,000.00 in value of such Inventory shall not be excluded based solely on the condition of this subparagraph so long as William B. Hensley III remains a guarantor of the Loans in an amount not less than $500,000.00.

1.17. “Eligible Receivables” means (i) those Receivables which are due and payable within ninety (90) days from the invoice date, (ii) those Receivables which have been validly assigned to Bank and in which Bank has a first priority security interest, and (iii) those Receivables which strictly comply with all of Borrower’s warranties and representations to Bank minus the value of any accrued royalties payable of Borrower; but Eligible Receivables will not include the following: (a) Receivables with respect to which the Account Debtor is a Subsidiary or a shareholder, officer, employee or agent of Borrower, or a corporation more than five percent (5%) of the stock of which is owned by any of such persons; (b) Receivables with respect to which the Account Debtor is not a resident of the United States unless supported/confirmed by a letter of credit in form or otherwise insured in a manner acceptable to Bank; (c) Receivables with respect to which the Account Debtor is a subsidiary of, related to, affiliated or has common officers or directors with Borrower; (d) any Receivables which may be subject to any claim of reduction, counterclaim, setoff, recoupment or any claims for credits, allowances or adjustments by the Account Debtor; (e) any Receivables owed by the U.S. Government, or a department or agency thereof, not properly assigned to Bank; (f) any Receivables not billed or invoiced under usual and customary trade credit terms; (g) any and all Receivables owed by a particular Account Debtor when twenty-five percent (25%) or more of the total Receivables of such Account Debtor are more than ninety (90) days old from the invoice date; (h) when any particular Account Debtor has fifteen percent (15%) or more of all Receivables of Borrower, any excess Receivables over and above such fifteen percent (15%) shall be excluded (provided that the Receivables of the following Account Debtors shall not be so excluded up to the amount listed next to the name of each such Account Debtor: Kmart ($2,000,000.00), Dollar General ($1,900,000.00), Cracker Barrel ($1,300,000.00), and Sam’s Club ($1,300,000.00); (i) any amounts attributable to retainages; (j) any Receivables owed by an Account Debtor who does not meet Bank’s standards of credit worthiness in Bank’s sole credit judgment exercised in good faith; and (k) any Receivable that is more than ninety (90) days old from the invoice date.

1.18. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.19. “Event of Default” means the occurrence of any event specified in Section 9 hereof.

1.20. “Existing Lender” means LaSalle Business Credit, LLC.

1.21. “Financial Contract” of a Person means (a) any exchange-traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics, (b) any agreements, devices or arrangements providing for payments related to fluctuations of interest rates, exchange rates or forward rates, including, but not limited to, interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, or (c) to the extent not otherwise included in the foregoing, any Rate Hedging Agreement.

1.22. “Fixed Charge Coverage Ratio” means, on a consolidated basis, the sum of Borrower’s and each Subsidiary’s EBITDA minus unfunded capital expenditures divided by the sum of cash interest expense, scheduled amortization payments of the principal portion of all indebtedness for borrowed money, cash income taxes, and the payment of any cash dividend(s) to GCA Strategic Investment Fund Limited as a result of its ownership of 1,750 shares of Borrower’s Series A Convertible Preferred Stock pursuant to that certain Subscription and Securities Purchase Agreement dated April 8, 2004, by and between Borrower and GCA Strategic Investment Fund Limited. The calculation of the Fixed Charge Coverage Ratio shall exclude any transactions between Borrower and any Subsidiary.

1.23. “GAAP” means generally accepted accounting principles, in effect from time to time.

1.24. “General Intangibles” means all present and future general intangibles (including choses or things in action), goodwill, blueprints, drawings, purchase orders, customer lists,

monies due or recoverable from pension funds, route lists, infringement claims, computer programs, computer disks, computer software, computer tapes, literature, reports, catalogs, deposit accounts, insurance premium rebates, tax refunds, tax refund claims and insurance proceeds, together with all proceeds and products thereof.

1.25. “Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government, including, without limiting the generality of the foregoing, any agency, body, commission, court or department thereof whether federal, state, local or foreign.

1.26. “Guarantors” means the Subsidiaries and William B. Hensley III, collectively.

1.27. “Inventory” means all goods, merchandise and other personal property of Borrower, now owned or existing or hereafter acquired, created or arising, which are held for sale or lease or are furnished or to be furnished under a contract of service or supply or are raw materials, work-in-process, finished goods or materials used or to be used in Borrower’s business.

1.28. “Investment Property” shall mean all investment property (as that term is defined in the Uniform Commercial Code) including, without limitation, all securities, whether certificated or uncertificated, all security entitlements, all securities accounts all commodity contracts and all commodity accounts owned by Borrower in which Borrower has an interest.

1.29. “Letters of Credit” means the standby letters of credit issued by Bank for Borrower’s account as contemplated in Section 2.2 hereof.

1.30. “Leverage Ratio” means the ratio of total liabilities of Borrower to shareholders’ equity of Borrower.

1.31. “Line of Credit” means the revolving line of credit extended to Borrower by Bank, pursuant to the terms and conditions of Section 2.1 hereof, including all renewals and extensions thereof.

1.32. “Line of Credit Loan” means any advance, and in the plural all advances, made to Borrower from time to time under the Line of Credit.

1.33. “Line of Credit Note” means the Promissory Note (Line of Credit) from Borrower to Bank described in Section 2.1.1 hereof, including all renewals and extensions thereof evidencing the Line of Credit Loans.

1.34. “Loan Documents” means this Agreement, the Note, and such other documents, instruments, certificates, statements or other writings contemplated by or delivered or to be delivered by Borrower in connection with this Agreement.

1.35. “Loans” means all Line of Credit Loans, including all renewals, modifications, amendments and extensions thereof, together with any and all other indebtedness or other obligations which may be advanced from time to time to Borrower by Bank, including but not limited to any Rate Hedging Obligations or other Financial Contracts.

1.36. “Machinery and Equipment” shall mean all tools, accessories, parts, machinery, equipment, trucks,. trailers and other rolling stock, furniture, office equipment, leasehold improvements, fixtures, trade fixtures and accessions and accessories thereto wherever situated, and any substitution or replacement of such property.

1.37. “Note” means the Line of Credit Note, including all renewals and extensions thereof evidencing the Loans.

1.38. “Person” means and includes an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated association and a Governmental Authority.

1.39. “Plan” means an employee pension benefit plan as defined in ERISA.

1.40. “Proprietary Rights” means all patent rights, patent applications, franchise rights, trademarks, service marks, tradenames, corporate names, copyrights, trade secrets and other proprietary rights and general intangibles necessary to the conduct of the business of Borrower as it is now conducted, including all reissue applications, registrations, registration applications, and corporate name authorizations applicable thereto.

1.41. “Rate Hedging Agreement” means an agreement, device or arrangement providing for payments which are related to fluctuations of interest rates, exchange rates or forward rates, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants.

1.42. “Rate Hedging Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Rate Hedging Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Hedging Agreement.

1.43. “Real Estate” means the real property located in Wabash County, Indiana legally described on Exhibit 1.43 attached hereto, currently owned by Borrower and from which Borrower conducts its business.

1.44. “Receivables” means all accounts, account receivables, notes, contract rights, contract receivables, contracts, instruments, documents, and chattel paper, whether secured or unsecured which Borrower owns or hereafter acquires or in which it has or acquires an interest.

1.45. “Subordinated Debt” means indebtedness of Borrower to Next Investors, LLC, as evidenced by the promissory note attached hereto as Exhibit 1.45, which is subordinated to the indebtedness of Borrower to Bank under the terms of the Subordination Agreement referenced in Section 6.19, and any other indebtedness of Borrower to third parties which is subordinated to the obligations of Borrower to Bank, in a manner satisfactory to Bank as to both form and substance.

1.46. “Subsidiary” and “Subsidiaries” means, as to Borrower, any entity which, directly or indirectly, is controlled by Borrower or is owned, in whole or in part, by Borrower, including, but not limited to, Next Marketing, Inc., Blue Sky Graphics, Inc., CMJ Ventures, Inc., and Lil’ Fan, Inc.

1.47. “UCC” means the Uniform Commercial Code as adopted and in force in the State of Indiana from time to time.

1.48. “Unmatured Event of Default” means any event which, if it continues uncured (other than obligations which have not matured), will with lapse of time or notice, or both, constitute an Event of Default.

SECTION 2. Credit Facilities.

2.1. Line of Credit. So long as no Event of Default or Unmatured Event of Default has occurred, Bank may lend to Borrower and Borrower agrees to borrow from Bank (and to repay to Bank in accordance with the terms hereof) from time to time an aggregate principal sum not to exceed at any time outstanding the lesser of (i) Eight Million and No/100 Dollars ($8,000,000.00), and (ii) the Borrowing Base.

2.1.1. The Line of Credit Note; Method of Borrowing. The obligation of Borrower to repay the Line of Credit Loans shall be evidenced by the Line of Credit Note which shall be repayable on or before April 1, 2006. As long as no Event of Default or Unmatured Event of Default shall have occurred and be continuing, and subject to the further conditions and limitations contained herein, and until expiration of the Line of Credit, upon acceleration or otherwise, Borrower may borrow, repay and re-borrow under the Line of Credit Note. Each Line of Credit Loan which Bank determines to make to Borrower will, at the discretion of Bank be conditioned upon the receipt by Bank of an Application for Advance dated as of the date of request. Bank, in its sole discretion, shall be entitled to rely on any oral or telephonic communication requesting an advance and/or providing disbursement instructions which shall be received by it in good faith from anyone identifying himself as a person authorized by certified borrowing resolutions delivered from time to time to Bank or from anyone reasonably believed by Bank to be an officer or agent of Borrower otherwise authorized to borrow funds from Bank on behalf of Borrower. Borrower shall, upon Bank’s request, immediately confirm in writing to Bank any such oral or telephonic communication. All Line of Credit Loans by Bank and payments by Borrower shall be recorded by Bank on its books and records, and said books and records shall be conclusive evidence of the total indebtedness owed under the Line of Credit.

2.1.2. Interest. Borrower agrees to pay interest on the unpaid balance of the Line of Credit Note outstanding from time to time from the date thereof until its maturity at the rates and in accordance with the terms as set forth in the Line of Credit Note. Payments of accrued and unpaid interest shall be debited by Bank when due to any demand deposit account of Borrower maintained with Bank without further authority from Borrower. If Bank has not received accrued but unpaid interest as of the due date thereof (after any applicable cure period), Bank shall have the right to disburse to itself the amount of such interest as of the date thereof and to add such amount to the principal balance of the Line of Credit.

2.1.3. Reimbursements Due to Payments by Bank. Any amounts which Bank is permitted to pay on behalf of Borrower pursuant to any of the Loan Documents and which in its sole discretion Bank elects to pay, plus any other amounts to which Bank is entitled to reimbursement from Borrower, shall be invoiced to Borrower and shall be payable upon demand upon submission of such invoice. If not paid within five (5) days, such amounts shall be charged to the Line of Credit. Thereupon, the available Line of Credit shall be immediately reduced by a corresponding amount. Upon being charged to the Line of Credit, these amounts shall be considered to be principal and shall immediately begin to bear interest at the same rate and shall be payable at the same times as set forth in Section 2.1.2 hereof.

2.1.4. Application of Payments. Any payments received from Borrower with respect to the Line of Credit Loan generally shall be applied first to accrued interest thereon, then to any expenses for which Bank is entitled to reimbursement pursuant to the terms of this Agreement or any of the Loan Documents, and then to the principal balance of the Line of Credit Loan.

2.1.5. Mandatory Reductions. If at any time the aggregate principal outstanding under the Line of Credit exceeds the lesser of (a) Eight Million and No/100 Dollars ($8,000,000.00), and (b) the Borrowing Base, either as a result of a decrease in the value of the Borrowing Base or otherwise, Borrower shall immediately repay to Bank, without the necessity of notice or demand from Bank, an amount not less than such excess.

2.1.6. Commitment Fees. In addition to interest on the Line of Credit, Borrower shall pay to Bank from and after the date hereof until the date on which Bank’s commitment under the Line of Credit is terminated in whole, an unused fee accruing at the rate of twenty-five (25) Basis Points per annum on the average daily un borrowed portion of the Line of Credit. All such unused fees payable under this clause shall be payable monthly in arrears on the first day of each month occurring after the date hereof, and, in addition, on the date on which Bank’s commitment under the Line of Credit is terminated in whole. Such unused fees shall be calculated on the basis of the actual number of days elapsed and a three hundred sixty (360) day year. Such unused fees shall be debited by Bank when due to any demand deposit account of Borrower maintained with Bank without further authority.

2.1.7. Use of Line of Credit Proceeds. The proceeds of the Line of Credit will be used by Borrower to refinance existing indebtedness with the Existing Lender and to support general working capital of Borrower.

2.2. Letters of Credit. Borrower may apply to Bank for the issuance by Bank of one or more Letters of Credit (individually a “Letter of Credit” and collectively the “Letters of Credit”), the aggregate maximum principal amount of such Letters of Credit not to exceed Four Hundred Thousand and Noll 00 Dollars ($400,000.00). Upon receipt by Bank of a duly executed application by Borrower for a Letter of Credit on Bank’s standard form therefor, Bank will accept such applications and issue one or more of its Letters of Credit, subject to availability under the Line of Credit. Borrower agrees to pay to Bank the standard issuance and documentation fees of Bank. Borrower shall not be entitled to, and agrees not to seek, any refund, credit or offset for such fees whether or not any amounts are drawn under any of such Letters of Credit. Any amounts drawn by the beneficiaries of any of the Letters of Credit shall be deemed Advances as of the date of disbursement by Bank. The terms and conditions of the Letters of Credit shall be governed by Uniform Customs and Practice for Documentary Credits (1993 Revision) International Chamber of Commerce Publication No. 500 and otherwise in accordance with their terms. The terms and conditions of any obligations of Borrower pursuant to any such Letter of Credit shall be determined by the application made by Borrower as accepted by Bank. Borrower acknowledges that the amount available under the Borrowing Base shall be reduced by an amount equal to the face amount of any outstanding Letters of Credit multiplied times the inverse percentage of the advance rate on Eligible Inventory, all as disclosed on the most recent Borrowing Base Certificate furnished to Bank pursuant to the requirements of this Agreement.

2.3. Rate Hedging Agreements. Bank shall, subject to its practices and policies in effect from time to time, permit Borrower to enter into Rate Hedging Agreements in order to adjust the per annum rate payable under the Loans, subject to the satisfaction of all conditions precedent and other requirements as set forth in such Rate Hedging Agreements with Bank, provided that nothing herein shall obligate Bank, as of this date or from time to time, to enter into any Rate Hedging Agreements with Borrower.

2.4. Collection and Application of Receivables. Bank and Borrower shall enter into a lockbox providing for the collection of the Receivables. Borrower shall make collection of all Receivables for Bank, receive all payments thereon as Bank’s trustee, and immediately deliver them to Bank in their original form. After the occurrence of an Event of Default, Bank or its designee may notify customers or Account Debtors at any time, and tram time to time, that the Receivables have been assigned to Bank and of Bank’s security interests therein, and may collect them directly and charge the collection costs and expenses to Borrower.

SECTION 3. Fees and Expenses. Upon execution of this Agreement, Borrower shall pay to Bank Twenty-Five Thousand and Noll 00 Dollars ($25,000.00), which constitutes the balance due of the required arrangement fee equal to Fifty Thousand and No/100 Dollars ($50,000.00). Such arrangement fee is earned upon the execution of this Agreement and Borrower shall not be entitled to any refund, in whole or in part, of such fee for any reason. Additionally, all out-of-pocket expenses of Bank, including without limitation, field audit fees, UCC search fees, filing fees, recording fees, attorneys’ fees, title search fees and disbursements made by or for the benefit of Bank will be paid by Borrower on the Closing Date or reimbursed to Bank promptly upon demand. Borrower’s failure to timely pay such expenses shall constitute an Event of Default under this Agreement in addition to the terms as set forth in Section 9 hereof.

SECTION 4. Grant of Security Interest. In consideration of one or more loans, advances, or other financial accommodations at any time before, at or after the date hereof made or extended by Bank (at the sole discretion of Bank in each instance) to or for the account of Borrower, including without limitation this Agreement and the Note, Borrower hereby grants and transfers to Bank a continuing security interest in and a right of setoff against, and Borrower hereby assigns to Bank, the Collateral, whether currently owned or hereafter acquired, to secure the payment, performance and observance of all indebtedness, obligations, liabilities, guaranties and agreements of any kind of Borrower to Bank, now existing or hereafter arising, direct or indirect (including without limitation any participation or interest of Bank in obligations of Borrower to another), acquired outright, conditionally or as collateral security from another, absolute or contingent, joint or several, secured or unsecured, due or not, contractual or tortious, liquidated or unliquidated, arising by operation of law or otherwise, and of all agreements, documents and instruments evidencing any of the foregoing or under which any of the foregoing may have been issued, created, assumed or guaranteed, including without limitation the Note.

SECTION 5. Representations and Warranties of Borrower. To induce Bank to make the Loans requested by Borrower, and to provide the financial accommodations to Borrower contemplated by this Agreement, Borrower represents and warrants, upon which Bank is entitled to rely and is relying in entering into this Agreement, that:

5.1. Existence and Power of Borrower. Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is duly licensed or qualified to transact business in all places where the character of its properties or the nature of its activities make such licensing or qualification necessary. Borrower has full corporate power and legal right to carry on its business as now conducted, to own its property, to execute and deliver this Agreement and the other Loan Documents, to borrow hereunder and to perform and otherwise consummate the obligations contemplated hereby and by the other Loan Documents.

5.2. Corporate Authority. The making and performance by Borrower of this Agreement, the Note, the Loans hereunder, and all other Loan Documents imposing obligations on Borrower, have been duly authorized by all requisite corporate action of Borrower and will not (i) violate or conflict with any provisions of law or regulation or of any order, injunction, decree or writ of any court or agency of government or of any provision of its Articles of Incorporation or By-Laws, (ii) result in the breach or violation of, or constitute or result in, or with the passage of time or the giving of notice would result in, a default or require any consent under, any indenture, lease, instrument, arrangement, understanding or other agreement to which Borrower is a party or by which it or its properties may be bound or affected, or (iii) result in or require the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance upon or with respect to any property now owned or hereafter acquired by Borrower, except as provided herein. This Agreement, the Note, and the other Loan Documents when duly executed and delivered, will constitute the valid, legal and binding obligations of Borrower, enforceable in accordance with their respective terms.

5.3. Financial Condition. Borrower has no contingent liabilities, material liabilities for taxes, unusual forward or long-term commitments outside the ordinary course of business or material unrealized or anticipated losses from any unfavorable commitments which are material with respect to the financial condition, affairs or business of Borrower, except as reflected or provided for in the financial statements of Borrower which are provided to Bank. The financial statements of Borrower contain no material misstatement and omit no material fact necessary to make such financial statements not misleading; nor, at this time is Borrower aware of any event which would have a material adverse impact on the financial condition of Borrower.

5.4. Litigation. There are no suits, investigations or proceedings (whether administrative, bankruptcy or otherwise) pending or, to the knowledge of Borrower, threatened against or affecting Borrower which would have a material adverse effect on Borrower.

5.5. Approvals. No approvals, licenses, authorizations, consents, filings, permits or registrations from or with any governmental authority, department or agency are required for the making and performance by Borrower of this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby. All approvals, licenses, authorizations, consents and permits, if any, required by federal, state or local law, statute, ordinance, rule or regulation for the conduct of Borrower’s business have been obtained, are valid and are in full force and effect with no protests, or threats thereof, to the issuance or validity of any thereof having been filed with any governmental office or having been received by Borrower.

5.6. Taxes. Borrower has filed all tax returns which Borrower was required to file as of the date hereof in all jurisdictions, whether federal, state or local, and has paid all taxes that are due and payable, including interest and penalties, if any.

5.7. Liens. Other than as disclosed on Exhibit 5.7 hereto, as of the Closing Date Borrower will be the lawful owner, free and clear of all liens and encumbrances, of all property in which it will grant a security interest to Bank in accordance with Section 4 hereof, there will be no financing statements or lien instruments covering all or any portion of said property which have been executed, recorded or filed, except those in favor of Bank, and the security interests granted to Bank herein and pursuant to the provisions hereof will be valid, perfected, and of first priority.

5.8. Full Disclosure. Any financial statements or projections (based upon Borrower’s management’s most recent and best knowledge) delivered to Bank by Borrower do not nor do this Agreement and the Loan Documents made or furnished by Borrower to Bank in connection with the financial accommodations contemplated by this Agreement, contain any untrue statement of a material fact or omit to state any facts necessary to make such statements not misleading in light of the circumstances in which they are made.

5.9. Regulation U. Borrower is not engaged principally, nor as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock within the meaning of Regulation U issued by the Board. The proceeds of the Loans made pursuant to this Agreement will be used by Borrower only for the purposes set forth in Section 2 of this Agreement.

5.10. Employee Benefit Plans. Each Plan maintained by Borrower is described in Exhibit 5.10 to this Agreement and is in compliance with ERISA, the Code and all applicable rules and regulations adopted by regulatory authorities pursuant thereto. Borrower has filed all reports and returns required to be filed by ERISA, the Code and such rules and regulations. Each Plan described in Exhibit 5.10 is an individual account plan as defined in Section 3(34) of ERISA and, as such, is not subject to the minimum funding rules of ERISA or the jurisdiction of the Pension Benefit Guaranty Corporation.

5.11. Investment Company Act. Borrower is not an “investment company” or a company controlled by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

5.12. Nature of Business and Assets. Borrower designs, develops, markets, and distributes licensed and branded promotional products and imprinted sportswear. Borrower owns no interest in any other corporation, partnership, joint venture or other business enterprise. Borrower has no subsidiaries other than the Subsidiaries, wholly-owned or otherwise. Except for the Subsidiaries, Borrower has no affiliates other than shareholders and officers. Except as set for on Exhibit 5.12 attached hereto, Borrower uses no names (fictitious or otherwise), other than its own in the operation and conduct of its business. Borrower is not in violation of any law, regulation, order, injunction, decree or writ relating to or affecting Borrower, its business, or the conduct thereof, including without limitation, laws relating to securities, health and safety of employees, environment and pollution control, pricing, sales and distribution of products and exporting of goods and materials, collective bargaining rights, equal opportunity in employment and advancement, political contributions or improper payments the result of which would not have a material adverse effect. Borrower is not in material default under any indenture, lease, instrument or other agreement to which Borrower is a party or by which it is bound.

5.13. USA Patriot Act. Borrower represents and warrants that Borrower is not a country, individual or entity named on the Specifically Designated National and Blocked Persons (SDN) list issued by the Office of Foreign Asset Control of the Department of the Treasury of the United States of America.

5.14. Equity Injection. Borrower represents and warrants that it received additional equity of $1,750,000.00 in gross proceeds and, net of expenses, $1,471,500.00, as result of the sale to GCA Strategic Investment Fund Limited of 1,750 shares of Borrower’s Series A Convertible Preferred Stock pursuant to that certain Subscription and Securities Purchase Agreement dated April 8, 2004, by and between Borrower and GCA Strategic Investment Fund Limited. Borrower further represents and warrants that it used a portion of the proceeds from such equity injection to retire $510,516.07 of indebtedness of Borrower to First Federal Savings Bank of Wabash.

SECTION 6. Closing; Security and Conditions of Lending. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at such location as Bank and Borrower may mutually agree upon. As conditions precedent to the advancement of any funds pursuant to this Agreement, the following matters shall have been completed to Bank’s satisfaction and Bank shall have received from Borrower and Borrower agrees to furnish or cause to be furnished to Bank the following in form and content satisfactory to Bank:

6.1. The Assignment. The Assignment of Loan Documents, signed by the duly authorized officers of Existing Lender, Borrower, Next Marketing, Inc., Blue Sky Graphics, Inc., CMJ Ventures, Inc., Lil’ Fan, Inc., and Bank.

6.2. The Note and Agreement. The Note and this Agreement, each signed by a duly authorized officer of Borrower.

6.3. Guaranties. An Amended and Restated Unconditional Unlimited Continuing Guaranty executed by each of the Subsidiaries and an Amended and Restated Unconditional Limited Continuing Guaranty executed by William B. Hensley III.

6.4. Security Agreements. An Amended and Restated Security Agreement and Perfection Certificate executed by each of Borrower and the Subsidiaries, completed and signed by the duly authorized officers of Borrower and the Subsidiaries.

6.5. Trademark Security Agreements. An Amended and Restated Security Agreement executed by each of Borrower, Next Marketing, Inc., and CMJ Ventures, Inc., completed and signed by the duly authorized officers of Borrower, Next Marketing, Inc., and CMJ Ventures, Inc.

6.6. Application for Advance. An Application for Advance, together with a completed Borrowing Base Certificate, each signed by a duly authorized officer of Borrower.

6.7. Loan Disbursement Authorization. A Loan Disbursement Authorization for the Note on Bank’s standard form, fully completed and executed by a duly authorized officer of Borrower.

6.8. Mortgage. An Amended and Restated Real Estate Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing regarding the Real Estate executed by a duly authorized officer of Borrower.

6.9. Mortgagor’s Affidavit. An executed Mortgagor’s Affidavit regarding the Real Estate.

6.10. Environmental Certificate and Indemnification Agreement. An Environmental Certificate and Indemnification Agreement regarding the Real Estate executed by a duly authorized officer of Borrower.

6.11. Flood Hazard Determination Certificate. A Flood Hazard Determination Certificate regarding the Real Estate.

6.12. Pledge Agreement. A Pledge Agreement executed by Charles L. Thompson.

6.13. Officer’s Certificates. Officer’s certificates, complete with exhibits, with respect to the Articles of Incorporation, By-Laws, Resolutions and Incumbency of Borrower and the Subsidiaries, in form and substance acceptable to Bank.

6.14. Certificate of Existence. A certificate of the Secretary of State of Delaware certifying that Borrower is a corporation existing under the laws of the State of Delaware.

6.15. Evidence of Insurance. Certified copies of insurance policies evidencing insurance coverage as required to be maintained by Borrower pursuant to this Agreement and the Loan Documents and a Lender’s Loss Payee Endorsement in form acceptable to Bank, assigning the proceeds of such policies to Bank to secure repayment of the Loans, as well as any and all other obligations and liabilities of Borrower to Bank.

6.16. Opinion of Counsel. An opinion of counsel from legal counsel to Borrower and the Guarantors, in form and substance satisfactory to Bank and its counsel.

6.17. Reimbursement of Expenses. Payment of the reimbursable expenses to Bank pursuant to Section 3 hereof.

6.18. Intercreditor Agreement. An Intercreditor Agreement signed by First Federal Savings Bank of Wabash and acknowledged by a duly authorized officer of Borrower.

6.19. Subordination Agreement. A Subordination Agreement signed by Next Investors, LLC, and acknowledged by a duly authorized officer of Borrower.

6.20. Deposit Account Control Agreement. A Deposit Account Control Agreement signed by First Federal Savings Bank of Wabash and acknowledged by a duly authorized officer of Borrower.

6.21. Lock Box and Blocked Account Agreement. A Lock Box and Blocked Account Agreement signed by First Federal Savings Bank of Wabash, Borrower, and Bank.

6.22. Financial Statements. Certain financial statements of Borrower as requested in advance by Bank.

6.23. Compliance Certificate. A completed Compliance Certificate, signed by a duly authorized representative of Borrower.

6.24. Patriot Act Compliance Documents. Documents evidencing Borrower’s compliance with the USA Patriot Act.

6.25. W-9 Request for Taxpayer Identification Number and Certification. A completed Form W-9 signed by a duly authorized officer of Borrower.

6.26. Landlord Waiver. A signed and completed Landlord Waiver from each landlord of Borrower and Guarantors with respect to a location where Collateral will be stored and/or located.

6.27. Supplemental Agreement. A Supplemental Agreement signed by Borrower and Bank.

6.28. Reconciliation Form. A Reconciliation Form signed by Borrower.

6.29. Signature Authorization Form. A Signature Authorization Form signed by Borrower.

6.30. Debit Authorization Form. A Debit Authorization Form signed by Borrower and Bank.

6.31. Payout Agreement. A Payout Agreement signed by Existing Lender and Borrower.

6.32. Post Closing Agreement. A Post Closing Agreement signed by Borrower and Bank.

6.33. Subsequent Advances. At the time of each advance under the Line of Credit, no Event of Default or Unmatured Event of Default shall have occurred and be continuing, and the representations and warranties contained in this Agreement, including without limitation those in Section 5 hereof, shall be true and correct as of the date of the advance except as previously disclosed in writing to Bank.

6.34. Other Information. Such other certificates, statements, documents and information as Bank may reasonably request in connection with this Agreement.

SECTION 7. Affirmative Covenants. Unless Bank otherwise consents in writing and until payment in full of the Loans and fulfillment of all other obligations and liabilities of Borrower to Bank, Borrower agrees as follows:

7.1. Payment of Loans. Borrower agrees to repay the Loans in accordance with the terms and conditions of this Agreement and the Note.

7.2. Financial Statements. Borrower agrees that it shall furnish to Bank:

7.2.1. As soon as available and in no event later than twenty (20) days after the close of each monthly period of each fiscal year, (a) an accounts receivable aging schedule for Borrower, (b) an accounts payable aging schedule for Borrower, and (c) an inventory summary report for Borrower, all certified as accurate by Borrower’s duly authorized representative.

7.2.2. As soon as available and in no event later than twenty (20) days after the close of each monthly period of each fiscal year, (a) a balance sheet and a statement of income, expenses and retained earnings for Borrower, prepared as of the end of such period and on a year to date basis prepared in accordance with GAAP (except for lack of footnotes) and certified as accurate by Borrower’s duly authorized representative, and (b) such other financial information as Bank may reasonably request from time to time.

7.2.3. As soon as available and in no event later than ninety (90) days following the close of each fiscal year of Borrower, a balance sheet and statement of income, expenses and retained earnings, and a statement of changes in the financial position of Borrower, together with supporting schedules reflecting the financial condition of Borrower at the close of such year and the results of its operations during such year, all of such statements which shall be prepared in accordance with GAAP consistently applied and audited by independent certified public accountants of recognized standing selected by Borrower and satisfactory to Bank.

7.2.4. As soon as available and in no event later than fifty (50) days following the close of each fiscal quarter of Borrower, a copy of the 10-QSB of Borrower as filed with the Securities and Exchange Commission.

7.2.5. As soon as available and in no event later than two (2) Banking Days following the close of each calendar week, a completed Borrowing Base Certificate, certified as accurate by Borrower’s duly authorized representative.

7.2.6. As soon as available and in no event later than twenty (20) days after the close of each monthly period of each fiscal year, a Compliance Certificate in the form of Exhibit 1.13 hereto, dated as of the date of submission.

7.2.7. As soon as available and in no event later than March 30 of each year while the Loans are outstanding, financial projections for such year, provided that the failure of Borrower to achieve such projections shall not be deemed a default hereunder.

7.2.8. Such other information as Bank may reasonably request from time to time.

7.3. Adverse Changes and Litigation. Borrower shall give notice in writing to Bank of (a) the occurrence of any Event of Default or Unmatured Event of Default or of any other change or occurrence which could have a material adverse effect on its financial condition or business or the financial condition or business of any Subsidiary, promptly but not later than five (5) calendar days after occurrence; (b) all litigation or any threat thereof and all proceedings and investigations or any threat thereof before or by any governmental or regulatory agencies affecting Borrower or any Subsidiary, any of which, if adversely determined, may have a material adverse effect on the financial condition or business of Borrower or any Subsidiary, promptly but not later than five (5) days of service of process or other notification or threat of such litigation and/or proceedings; and (c) the actual knowledge of the occurrence of any facts which would cause the representations and warranties set forth in Section 5 hereof to become untrue or materially misleading.

7.4. Insurance. Borrower shall keep adequately insured in appropriate amounts (but not less than the aggregate of the principal balance plus accrued interest thereon outstanding from time to time under the Note and under the Agreement, and, in any event, not less than replacement value of the Collateral and in amounts sufficient to prevent Borrower or Bank from becoming a coinsurer of any loss by financially sound and reputable insurers) all property of a character usually insured by entities engaged in the same or similar business, similarly situated, against loss or damage by fire, extended coverage perils and business interruption, as well as such other risks and liabilities customarily insured against by such businesses, and shall furnish evidence thereof to Bank. Each policy in respect to the insurance required by this Section 7.4 shall (a) bear a first lien holder endorsement in favor of Bank and in form and in substance satisfactory to Bank in its sole discretion, providing that any loss thereunder involving the Collateral or the insured property shall be made payable to Bank and Borrower, as their interests may appear, notwithstanding any failure by Borrower to pay any premium, fee of other amount with respect to such policy, and (b) contain agreements by the insurer that it shall give to Bank at least thirty (30) days prior written notice of cancellation (however, ten (10) days prior written notice of cancellation with respect to cancellation for non-payment of any premium) and that any loss thereunder in respect of the property shall be payable notwithstanding any occupation or use for purposes more hazardous than permitted by the terms of such policy, any breach of any warranty, representation or covenant contained in such policy, any act or neglect of Borrower, or any foreclosure or other proceedings or notice of sale or of any change in title or ownership. Within thirty (30) days after written notice from Bank, Borrower shall obtain such additional insurance as Bank may reasonably request.

7.5. Debts and Taxes. Borrower and each Subsidiary shall pay and discharge all current obligations in a manner consistent with commercially reasonable practice, including without limitation, trade accounts payable and all taxes, assessments, and governmental charges and levies imposed upon it or upon its income or profits or upon any of its property prior to the date on which penalties attach; provided, however, Borrower and each Subsidiary shall not be required to pay any such obligation, tax, assessment, charge or levy, the payment of which is being contested in good faith and by proper proceedings if a reserve is maintained with respect thereto in accordance with GAAP and in amounts reasonably deemed adequate by Bank.

7.6. Existence. Borrower and each Subsidiary shall preserve and maintain its corporate existence and good standing as well as an of its rights, privileges, permits and licenses; shall conduct its business in an orderly and efficient manner; and shall comply with all material requirements of applicable laws, statutes, ordinances, rules and regulations.

7.7. Access to Books and Inspection. Borrower and each Subsidiary shall keep proper books of record and account for itself and shall give any representative of Bank access to, and permit him to examine, copy or make extracts from, any and all of its books, records and documents, to inspect any of its properties and to discuss its affairs, finances and accounts with any of its principal officers and with the certified public accountant auditing the financial statements referred to in Section 7.2.2 hereof, all at such times and as often as may reasonably be requested.

7.8. Compliance with ERISA. Borrower and each Subsidiary shall at all times meet the minimum funding and reporting requirements of ERISA with respect to any Plan of Borrower or any Subsidiary which is covered by ERISA, and shall deliver or cause to be delivered to Bank such information concerning Borrower’s or any Subsidiary’s compliance therewith as Bank may reasonably request. Immediately upon becoming aware of the occurrence of any (a) “reportable event” (as such term is defined in Section 4043 of

ERISA), or (b) “prohibited transaction” (as such term is defined in Section 406 or described in Section 3003(a) of ERISA) in connection with any such Plan, Borrower shall give written notice to Bank specifying the nature thereof, what action Borrower or any Subsidiary is taking or proposes to take with respect thereto, and when known, any action taken by the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation with respect thereto.

7.9. Reimbursement of Expenses and Indemnification. Borrower shall reimburse Bank for all costs and expenses, including reasonable attorneys’ fees, incurred by Bank in the collection of the Loans as well as all other obligations and liabilities of Borrower to Bank as a result of the occurrence of an Event of Default hereunder or in the pursuit of any remedy of Bank available to it under or pursuant to this Agreement or any of the other Loan Documents. Borrower shall at all times protect, indemnify, defend and save harmless Bank from and against any and all claims, actions, suits and other legal proceedings, and liabilities, damages, costs, interest, charges, filing fees and taxes, expenses relating to title, stamp, mortgage or other taxes and liabilities for delays in paying them, counsel fees and disbursements and other expenses and penalties of which the Bank may at any time sustain or incur by reason of or in consequence of or arising out of the execution and delivery of, the consummation of the transactions contemplated by, or the amendment or modification of, or any waiver or consent under or in respect of the Agreement or any of the Loan Documents including without limitation the Note. The provisions of this Section 7.9 shall survive the payment of the Note and the termination of the Agreement.

7.10. Grant of Security Interests. Except with respect to the liens permitted in Section 5.7 hereof, Borrower and each Subsidiary has granted to Bank a first priority security interest in and to the collateral in which Borrower and each Subsidiary has an interest, pursuant to and under the terms of this Agreement, wheresoever located, whether now owned or existing or hereafter acquired or arising, and all proceeds thereof, which security interests shall continue in full force and effect until all indebtedness, obligations and liabilities of Borrower and each Subsidiary to Bank (whether arising out of the Agreement or any other Loan Documents or otherwise and also including without limitation all future advances) shall have been fully satisfied. Borrower and each Subsidiary will take any and all steps requested by Bank to perfect, maintain and protect Bank’s security interest in any and all such assets.

7.11. Depository Relationship. Bank will be the principal depository in which substantially all of Borrower’s and each Subsidiary’s funds are deposited, including the establishment of a lockbox arrangement for Borrower, and the principal bank account of Borrower and each Subsidiary, as long as this Agreement is in effect and the Loans are outstanding; provided, however, Borrower may maintain an interim account at First Federal Savings Bank of Wabash, which account shall be subject to a Deposit Account Control Agreement executed by and among Borrower, First Federal Savings Bank of Wabash, and Bank. Borrower and each Subsidiary will grant Bank an opportunity to provide corporate banking services required by Borrower and each Subsidiary, including, without limitation, cash management, employee benefit plan services, employee banking, merchant credit card services and private banking services for members of the executive management of Borrower and each Subsidiary.

7.12. Financial Covenants. During the term of this Agreement and while any portion of the Loans or the other obligations of Borrower to Bank are outstanding, Borrower shall comply with the following financial covenants:

7.12.1. Borrower shall maintain a Leverage Ratio not to exceed 3.25 to 1.0, as measured on a monthly basis;

7.12.2. Borrower shall maintain a Fixed Charge Coverage Ratio of not less than 1.10 to 1.0 commencing on August 31, 2004 through and including October 31, 2004, measured on a trailing twelve (12) month basis, increasing to not less than 1.25 to 1.0 commencing on November 30, 2004, and thereafter, measured on a trailing twelve (12) month basis; and

7.12.3. Through and including May 31, 2004, Borrower shall maintain a minimum EBITDA of not less than $1,000,000.00, as measured monthly on a trailing twelve (12) month basis. On June 30, 2004, and at all times thereafter, Borrower shall maintain a minimum EBITDA of not less than $1,200,000.00, as measured monthly on a trailing twelve (12) month basis.

7.13. Guaranties by Subsidiaries. In the event that Borrower, following the date of this Agreement, establishes any subsidiary, whether wholly owned or otherwise, such subsidiary shall become an unconditional and unlimited guarantor of Borrower’s indebtedness and obligations to Bank and shall immediately execute a guaranty instrument, in form and substance acceptable to Bank, together with such other documents, instruments and other undertakings as Bank may require in its sale and exclusive discretion.

7.14. Perpetual Inventory System. By no later than June 30, 2004, Borrower shall implement a perpetual inventory system by SKU# satisfactory to Bank.

7.15. Field Exams. Borrower and each Subsidiary shall permit Bank, its agents or employees, from time to time, at the discretion of Bank and at the expense of Borrower, to examine the books and records of Borrower and each Subsidiary and to examine the physical assets of Borrower and each Subsidiary, without prior notice to Borrower and each Subsidiary; provided that only two (2) such field exams per year shall be at the expense of Borrower unless a Default or an Unmatured Default shall have occurred.

7.16. Minimum Availability. At closing, Borrower shall have a minimum of either (a) $250,000.00 in cash, or (b) $250,000.00 in availability under the Borrowing Base, or a combination thereof acceptable to Bank.

7.17. Further Assurances. Borrower shall, at its cost and expense, upon reasonable request of Bank, duly execute and deliver, or cause to be duly executed and delivered to Bank, such further instruments and to do and cause to be done such further acts as may be necessary or proper in the opinion of Bank to carry out more effectually the provisions and purposes of this Agreement.

SECTION 8. Negative Covenants. Unless Bank otherwise consents in writing, until payment or performance in full of the Note and all other obligations and liabilities of Borrower to

Bank, Borrower agrees as follows, and Borrower shall cause each of the Subsidiaries to comply as follows:

8.1. Liens. Borrower and each Subsidiary shall not mortgage or otherwise encumber any of its assets to anyone other than Bank without Bank’s prior written consent except:

8.1.1. Those liens required by this Agreement;

8.1.2. Liens, pledges or deposits for workmen’s compensation, unemployment insurance, old age benefits or social security obligations, statutory obligations or other similar charges, liens for current taxes or assessments not yet due or which are payable without penalty or the validity of which is being contested in good faith and by appropriate proceedings upon stay of execution of the requirement thereof and a reserve is maintained with respect thereto in accordance with GAAP and in amounts deemed reasonably adequate by Bank, or deposits required to be made in the ordinary course of business;

8.1.3. The pledge of assets for the purpose of securing an appeal or stay or discharge in the course of any legal proceeding, or liens for judgments or awards in respect of which Borrower shall be prosecuting an appeal or proceeding for review in good faith so long as execution is not levied thereunder and provided that an adequate reserve in accordance with GAAP for the payment of such judgments or awards is maintained; or

8.1.4. Those liens described on attached Exhibit 5.7.

8.2. Sale of Assets; Consolidation; Merger; Distributions; Capital Structure. Borrower and each Subsidiary shall not:

8.2.1. Make any material change in the nature of its business, or sell, lease, transfer, exchange, or otherwise dispose of all or a substantial part of its properties and/or assets to any person, firm, corporation or other entity except for sales of assets in the ordinary course of business; or

8.2.2. Without the prior written consent of Bank, which shall not be unreasonably withheld, consolidate with, merge into, acquire or otherwise combine with any other corporation or other entity; or

8.2.3. Declare or pay any dividend or distribution (including stock dividends) on its capital stock, except for the payment of a dividend (in cash or in common stock) on any preferred stock issued in connection with an equity capital infusion of Borrower (including, but not limited to, the payment of a preferred stock dividend to GCA Strategic Investment Fund Limited as a result of its ownership of 1,750 shares of Borrower’s Series A Convertible Preferred Stock pursuant to that certain Subscription and Securities Purchase Agreement dated April 8, 2004, by and between Borrower and GCA Strategic Investment Fund Limited).

8.2.4. Purchase, redeem or otherwise acquire for value any of its outstanding capital stock, except redemptions caused by the death of shareholders for which redemption is fully funded by life insurance benefits.

8.3. Loans and Investments. Borrower and each Subsidiary shall not make or permit to exist any loans or advances to or investments in any person, firm, corporation or other entity, except that Borrower may make advances to employees of Borrower for travel expenses not to exceed $2,000.00 in the aggregate at any time.

8.4. Fiscal Year. Borrower and each Subsidiary shall not change its fiscal year.

8.5. Management. Borrower and each Subsidiary shall not permit any material change in its day-to-day executive management personnel (consisting of, William B. Hensley III and Charles L. Thompson) to occur.

8.6. Indebtedness. Borrower and each Subsidiary shall not become liable, directly or indirectly, as guarantor or otherwise for any obligation except for the endorsement of commercial paper for deposit or collection in the ordinary course of business; further, Borrower and each Subsidiary will not incur, create, assume or permit to exist any indebtedness except: (a) the Loans; (b) existing indebtedness as shown on Borrower’s current financial statements to be permitted to exist after the Closing; (c) the Subordinated Debt; and (d) trade indebtedness incurred in the ordinary course of business.

8.7. Transactions with Subsidiaries and Affiliates. Borrower and each Subsidiary shall not enter into or be a party to any material transaction or arrangement with any subsidiary or affiliate, including without limitation, the purchase from, sale to or exchange of property with, any merger or consolidation with or into, or the rendering of any service by or for, any subsidiary or affiliate, except in the ordinary course of and pursuant to the reasonable requirements of Borrower’s business and upon terms no less favorable to Borrower than could be obtained in a similar transaction involving a third-party.

8.8. Prepayments. Without the prior written consent of Bank, which consent shall not be unreasonably withheld, Borrower and each Subsidiary shall not voluntarily prepay any indebtedness owing by Borrower or any Subsidiary prior to the stated maturity date thereof other than (a) the Loans, (b) indebtedness to trade creditors where the prepayment shall result in a discount on the amount due, and (c) after June 30, 2004, prepayment of the Subordinated Debt to Next Investors, LLC, so long as Borrower is in compliance with Section 7.12.3 herein and no Event of Default or Unmatured Event of Default shall have occurred and be continuing, or would occur as a result of any such prepayment.

8.9. Government Regulation. Borrower and each Subsidiary shall not (a) be or become subject at any time to any law, regulation or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Bank from making any advance or extension of credit to Borrower or from otherwise conducting business with Borrower or each Subsidiary, or (b) fail to provide documentary and other evidence of Borrower’s or any Subsidiary’s identity as may be requested by Bank at any time to enable Bank to verify Borrower’s or any Subsidiary’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

SECTION 9. Events of Default. The occurrence of anyone or more of the following events shall be deemed a default of this Agreement:

9.1. Default in Payment. Borrower shall fail to pay any part or all of the principal or interest required by this Agreement and the Note within two (2) Banking Days after becoming due and payable.

9.2. Insolvency; Judgments. Any proceedings shall be commenced in a court of competent jurisdiction by or against Borrower seeking an order (i) for relief under Bankruptcy Code or establishing the insolvency of Borrower, (ii) appointing a trustee, receiver or other custodian of Borrower or of any substantial part of Borrower’s property, or (iii) approving or effecting an arrangement for the liquidation, dissolution, winding up or reorganization of Borrower pursuant to Bankruptcy Code, or any other law for the relief of debtors, or seeking judicial modification or alteration of the rights of Bank hereunder or under the Note; and any such proceedings described in clauses (i), (ii), or (iii) shall not be dismissed, any such receiver, trustee or other custodian shall not be discharged, or jurisdiction of the court shall not be relinquished or vacated or stayed on appeal or otherwise within sixty (60) days from commencement of any such proceedings or Borrower shall (iv) file any petition, commence any proceedings or take or consent to any other action seeking any such judicial order described in clauses (i), (ii) or (iii) preceding, or (iv) make an assignment for the benefit of its creditors, or (v) become insolvent, or admit in writing the inability to pay its debts and obligations, as they become due, or (vi) have failed within, sixty (60) days to pay or otherwise discharge anyone or more judgments or attachments against it exceeding Fifty Thousand and No/100 Dollars ($50,000.00) in the aggregate, except those that are being contested in good faith and enforcement or execution of which has been stayed and for which adequate reservation accordance with GAAP for the payment thereof are maintained.

9.3. Misrepresentation. Any representation or warranty made by Borrower in this Agreement or in any financial statements, instruments, agreements, certificates or reports furnished to Bank in connection herewith proves to be untrue or misleading in any material respect as of the date it is made or deemed to have been made.

9.4. Other Defaults. Borrower shall default in the performance of any covenant, obligation or agreement contained herein or in any of the other Loan Documents, which default, other than the defaults set forth in Section 9.1 hereof or violation of the negative covenants set forth in Section 8 hereof, if subject to cure, shall remain uncured for five (5) days with respect to Sections 7.2.2, 7.2.3, and 7.2.7 herein (provided that no more than two (2) cure periods in any twelve month period shall be permitted for Section 7.2.2), and thirty (30) days with respect to the remaining subsections of Section 7.2 and Sections 7.3 through 7.17 herein.

9.5. Default of Other Obligations. Borrower shall fail to pay any material indebtedness to or perform any other obligation to any other firm, party or person, and such failure shall continue beyond any applicable grace period and result in the acceleration of such indebtedness or obligation or Borrower shall suffer to exist beyond any applicable grace period any other event of default under any material agreement binding upon Borrower, unless such event of default has been waived in writing by the appropriate party or parties to such agreement.

9.6. Adverse Changes. Any material adverse change in Borrower’s business, financial condition or management, as determined by Bank its sale and exclusive discretion.

9.7. Loss of Collateral. The loss, theft, substantial damage to or destruction of any Collateral for which there is either no insurance coverage or for which, in the sole and exclusive opinion of Bank, there is insufficient coverage, or the making or filing of any lien, except permitted liens, levy, or execution on, or seizure, attachment or garnishment of, any Collateral.

9.8. Insecurity. Bank at any time and for any justifiable reason shall believe in good faith that the prospect of repayment of the Loans or any part thereof and Borrower’s compliance with the terms of the Loan Documents is or will be impaired.

9.9. Invalidity of Loan Documents. Any material provision of any of the Loan Documents shall at any time and for any reason cease to be valid and binding upon Borrower, or shall be declared to be null and void, or the validity or enforceability thereof shall be contested by Borrower, or proceedings shall be commenced by any governmental agency or authority having jurisdiction over Borrower seeking to establish the invalidity or unenforceability thereof, or Borrower shall improperly deny that it has any or further liability or obligation under this Agreement or the Loan Documents.

9.10. Cross Default. Any Guarantor shall default in the performance of any covenant, obligation or agreement contained in any credit or collateral document entered into with Bank, it being the express intent of Bank that any default under such credit and collateral documents shall constitute a default under the Loan Documents.

SECTION 10. Rights on Default. Upon the occurrence of an Event of Default and at any time thereafter (said Event of Default not having previously been cured), Bank shall have no obligation to advance any additional funds under the Line of Credit and shall have the remedies of a secured party under the Uniform Commercial Code as amended and in effect in Indiana from time to time. Borrower agrees that it shall not be entitled to relief from valuation and appraisement laws, and Borrower waives any and all rights thereto. Bank may appropriate, set off and apply to the payment of the obligations, any Collateral in, or coming into, the possession of Bank or any of its affiliates or agents, without notice to Borrower and in such manner as Bank may in its discretion determine.

SECTION 11. Set Off. If any Event of Default occurs hereunder, any indebtedness from Bank to Borrower may be set off and applied toward the payment of the Note and/or any other liability of Borrower to Bank, whether or not the Note or other liability, or any part thereof, shall then be due.

SECTION 12. General Provisions.

12.1. Rights and Remedies of Bank. No delay or omission of Bank to exercise any right or power hereunder shall impair such right or power or be construed as a waiver of any default or as acquiescence therein; and any single or partial exercise of any such right or power shall not preclude other or further exercise thereof or the exercise of any other right or power; and no waiver shall be valid unless in writing signed by Bank, and then only to the extent specifically set forth in such writing, All rights and remedies hereunder and under any of the other Loan Documents or by law afforded shall be cumulative and all shall be available to Bank until the Note and all other liabilities of Borrower to Bank have been paid in full and all obligations of Borrower to Bank have been satisfied.

12.2. Appointment. To effectuate the terms and provisions hereof, Borrower hereby designates and appoints Bank and each of its designees or agents as attorney in fact of Borrower, irrevocably and with power of substitution, with authority upon the occurrence of an Event of Default, to: receive, open and dispose of all mail addressed to Borrower and notify the Post Office authorities to change the address for delivery of mail addressed to Borrower to such address as Bank may designate, endorse the name of Borrower on any notes, acceptances, checks, drafts, money orders, instruments or other evidences of Collateral that may come into Bank’s possession, sign the name of Borrower on any invoices, documents, drafts against or notices to Account Debtors or obligors of Borrower, assignments and requests for verification of accounts, execute proofs of claim and loss, endorsements, assignments or other instruments of conveyance or transfer, adjust and compromise any claims under insurance policies or otherwise, execute releases, and do all other acts and things necessary or advisable in the sale and exclusive discretion of Bank to carry out and enforce this Agreement, or Borrower’s obligations to Bank. All acts done under the foregoing authorization are hereby ratified and approved and neither Bank nor any designee or agent thereof shall be liable for any acts of commission or omission, for any error of judgment or for any mistake of fact or law. This power of attorney is coupled with an interest and is irrevocable while any indebtedness shall remain unpaid.

12.3. Financing Statements; Additional Documents. Borrower authorizes Bank to file one or more financing statements, this Agreement and any other documents, instruments or statements of any kind on its behalf in those public offices deemed necessary by Bank in its sole discretion to perfect and continue the perfection of its security interest in the Collateral and to protect, defend and further assure the grant, validity and perfection thereof. In addition, Borrower will, at its expense deliver or cause to be delivered such other documents, as Bank may request to secure payment of the indebtedness referred to herein or to further perfect, protect and defend the security interest granted herein, including, without limitation, any certificate or certificates of title to the Collateral with the security interest of Bank noted thereon.

12.4. Litigation. In the event of any litigation with respect to any matter connected with this Agreement, Borrower’s obligations to Bank or the Collateral, Borrower hereby irrevocably consents to the jurisdiction of the Courts of the State of Indiana and of any Federal Court located in such State in connection with any action or proceeding arising out of or relating to such obligations, this Agreement, the Loan Documents or the Collateral.

Borrower hereby waives personal service of any process in connection with any such action or proceeding and agrees that the service thereof may be made by certified or registered mail directed to Borrower at any address of Borrower set forth in this Agreement or appearing on the books and records of Bank. Borrower so served shall appear or answer to such process within thirty (30) days after the mailing thereof. Should Borrower so served fail to appear or answer within said thirty (30) day period, Borrower shall be deemed in default and judgment may be entered by Bank against Borrower for the amount or such other relief as may be demanded in any process so served. In the alternative, in its sole discretion, Bank may effect service upon Borrower in any other form or manner permitted by law.

12.5. Waiver of Various Rights. Borrower hereby waives all rights of valuation and appraisement in connection with or arising out of any of the Loan Documents including without limitation this Agreement and the Note, or the validity, protection, interpretation, collection or enforcement thereof or any other claim or dispute howsoever arising between Borrower and Bank. Borrower waives acceptance or notice of acceptance hereof and agrees that the Agreement, the Note, and all of the other Loan Documents shall be fully valid, binding, effective, and enforceable as of the date hereof even though this Agreement and anyone or more of the other Loan Documents which require the signature of Bank, may be executed by or on behalf of Bank on other than the date hereof. Borrower waives notice of presentment, notice of dishonor, demand, protest of all instruments included in or evidencing Borrower’s obligations to Bank or Collateral. Borrower further waives any right to require Bank to marshal any assets in favor of Borrower, any other creditor of Borrower or any other person claiming any rights by or through Borrower to any of the Collateral in which Bank has a security interest. BANK AND BORROWER HEREBY WAIVE THE RIGHT OF TRIAL BY JURY OF ANY MATTERS ARISING OUT OF THIS AGREEMENT, THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

12.6. Bank’s Responsibilities. Beyond the exercise of reasonable care to assure the safe custody of the Collateral while held hereunder, Bank shall have no duty or liability to preserve rights pertaining thereto, and shall be relieved of all responsibility for the Collateral upon surrendering it to Borrower or Borrower’s designee.

12.7. Survival. All representations, warranties, and covenants of Borrower herein or in any certificate, agreement or other instrument delivered by it or on its behalf under this Agreement shall be considered to have been relied upon by Bank and shall survive the making of Loans and delivery to Bank of the Note. All statements in any such certificate or other instrument shall constitute warranties and representations hereunder by Borrower, as the case may be.

12.8. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Borrower and Bank and their respective successors and assigns; provided, however, that Borrower may not assign (whether by operation of law or otherwise) its rights hereunder without the prior written consent of Bank. The provisions of this Agreement are intended to be for the benefit of any holder, from time to time, of the Note and shall be enforceable by such holder, whether or not an express assignment to such holder of rights under this Agreement has been made by Bank, its successors or assigns.

12.9. Governing Law; Severability. This Agreement and the other Loan Documents have been or are being executed and delivered and are intended to be performed in the State of Indiana and shall be governed, construed and enforced in all respects in accordance with the Jaws of the State of Indiana. Whenever possible, each provision of this Agreement or any related agreement or instrument shall be interpreted in such manner as to be effective and valid under applicable law, but if any such provision shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this or any related agreement or instrument.

12.10. Headings; Exhibits. The section headings used herein are for convenience only and shall not be read or construed as limiting the substance or generality of this Agreement. All agreements and instruments attached hereto as exhibits and referred to herein, including the executed originals thereof, shall be deemed a part of the Agreement.

12.11. Notices. Notices or demands under this Agreement shall (unless otherwise expressly provided) be in writing and shall be delivered, by hand, courier, or the United States Mail (registered or certified mail), with all expenses of delivery being prepaid, and shall be addressed as follows:

If to Borrower:	Next, Inc. 1295 Vernon Street Wabash, Indiana 46992-3444 Attention: William B. Hensley III
With a copy to:	Charles L. Thompson 7625 Hamilton Park Drive, Building 2, Suite 12 Chattanooga, Tennessee 37421
Miller & Martin PLLC Suite 1000 Volunteer Building 832 Georgia Avenue Chattanooga, Tennessee 37402
If to Bank:	National City Bank of Indiana 101 West Washington Street Suite 200-E Indianapolis, Indiana 46255 Attention: R. Douglas Allen
With a copy (which shall not constitute notice) to:
Krieg DeVault LLP 2800 One Indiana Square Indianapolis, Indiana 46204-2079 Attention: Julia A. Carpenter, Esq.

or at such other address as Borrower or Bank shall have furnished to the other in writing. Any notice or demand so addressed and mailed by registered or certified mail shall be deemed to be given three (3) days after the date so mailed, Any notice or demand so addressed and otherwise delivered shall be deemed to be given when actually received by the addressee.

12.12. Banking Day. If any installment of principal or interest on the Note falls due on a day which is not a Banking Day, the due date shall be extended to the next succeeding Banking Day and such payment will be payable at the applicable rate of interest for the period of such extension.

12.13. Modification, Counterparts. This Agreement may be amended, modified, renewed or extended only by written instrument executed in the manner of its original execution. This Agreement may be signed in any number of counterparts each of which shall be considered an original with the same effect as if the signatures thereto and hereto were upon the same instrument.

12.14. Certificates. Unless otherwise expressly provided, this Agreement and the other Loan Documents, or any notice, request, certificate or statement of Borrower required or permitted to be made or given under any provisions hereof shall be sufficient when signed by the President of Borrower. Bank may rely upon the certificate of the Secretary of Borrower as to the adoption of resolutions by the Board of Directors of Borrower or as to the incumbency and authority of those officers signing on behalf of Borrower.

12.15. Interest Rate Limitations. Notwithstanding anything contained herein to the contrary, the obligation of Borrower to make payments of interest shall be subject to the limitation that payments under the law or laws applicable to Bank limiting rates of interest which may be charged or collected by Bank. Any such payments of interest which are not made as a result at the limitation referred to in the preceding sentence shall be made by Borrower to Bank on the earliest payment date or dates on which the receipt thereof would be permissible under the laws applicable to Bank limiting rates of interest which may be charged or collected by Bank.

12.16. Other Agreements. This Agreement and the other Loan Documents shall be construed consistently with each other in order to best effectuate the intent of Borrower and Bank in entering into the relationships contemplated by all these agreements. The agreements referenced herein constitute the sole and entire agreement of the parties and no statement or promise has been made with respect to the subject matter of these agreements other than as expressed herein. In the event of a conflict between the terms of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control, except with respect to the Note, those terms shall control.

12.17. No Partnership. Nothing contained herein or in any of the Loan Documents is intended to create or will be construed to create any relationship between Bank and

Borrower other than as expressly set forth herein or therein and will not create any joint venture, partnership or other relationship.

12.18. Participations. Notwithstanding any other provision of this Agreement, Borrower understands that Bank may at any time enter into participation agreements with one or more participating banks whereby Bank will allocate certain percentages of its commitments to them. Borrower acknowledges that, for the convenience of all parties, this Agreement is being entered into with Bank only and that its obligations under this Agreement are undertaken for the benefit of, and as inducement to, any such participating bank as well as Bank, and Borrower hereby grants to each such participating bank, to the extent of its participation in the Loans, the right to set off deposit accounts maintained by Borrower with such bank.

12.19. Severability. If any provision of this Agreement shall be held invalid under any applicable laws, such invalidity shall not effect any other provision of this Agreement that can be given effect without the invalid provision and, to this end, the provisions hereof are severable.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date and year first written above.

NEXT, INC.

By:	/s/ Charles L. Thompson
Charles L. Thompson, Chief Financial Officer
NATIONAL CITY BANK OF INDIANA

By:	/s/ R. Douglas Allen
R. Douglas Allen, Senior Vice President

Exhibits:	1.3—Application for Advance

1.8—Form of Pledge Agreement

1.9—Borrowing Base Certificate

1.13—Compliance Certificate

1.43—Legal Description of Real Estate

1.45—Subordinated Promissory Note

5.7—Permitted Liens

5.10—Employee Benefit Plans Description

5.12—List of Other Business Names

STATE OF TENNESSEE     )

                                      )SS:

COUNTY OF HAMILTON  )

Before me the undersigned, a Notary Public in and for said County and State, personally appeared Charles L. Thompson, the Chief Financial Officer of Next, Inc., a Delaware corporation, who acknowledged the execution of the above and foregoing Amended and Restated Credit Agreement on behalf of said entity as of April 15, 2004.

/s/ Sharon A. Diegel
Notary Public

Sharon A. Diegel
Printed

My Commission Expires:	My County of Residence:

3-28-2005	Hamilton County

[SEAL]